Exhibit 4.16.2

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

AMENDMENT NO. 2

To

SRV LNG CARRIER

TIME CHARTERPARTY

DATED 20 March 2007

Between

SRV JOINT GAS LTD.

And

GDF SUEZ LNG SUPPLY SA

DATED 23 February 2015

EXECUTION VERSION	1

AMENDMENT NO. 2 TO SRV LNG CARRIER TIME CHARTERPARTY

This amendment no. 2 (the “Amendment No. 2”) to the Charter (as defined in the Recitals below) is made on this 23 of February 2015, and forms an integral part of the Charter.

BY AND BETWEEN:

(i)	SRV Joint Gas Ltd., a company incorporated and existing under the laws of Cayman Island (“Owner”); and

(ii)	GDF SUEZ LNG Supply SA, a company organized and existing under the laws of Luxembourg (“Charterer”);

(each a “Party” and together the “Parties”).

RECITALS

WHEREAS, Owner and SUEZ LNG Trading SA, predecessor of Charterer, have entered into an SRV LNG Carrier Time Charterparty dated 20 March 2007 as amended by Amendment No. 3 dated 23 April 2014 and as further novated and/or amended from time to time, (the “Charter”), whereby Owner has agreed to let and Charterer has agreed to hire the use and service of a Shuttle and Regasification Vessel built by Samsung Heavy Industries Co. Ltd. with reference Hull no. 1688 and now named GDF SUEZ Neptune (the “Vessel”);

WHEREAS, Charterer wishes to use the Vessel in FSRU Mode or alternatively in LNG Carrier Mode under a sub-charter arrangement with GNLS for the Project (all as defined below); and

WHEREAS, Owner is willing to accommodate Charterer’s wish to use the Vessel as an FSRU and accept that Charterer uses the Vessel under the Sub-Charter (as defined below) for the Project, on the terms and subject to the conditions of this Amendment No. 2;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Owner and Charterer agree as follows:

EXECUTION VERSION	2

1.	Definitions

For purposes of this Amendment No. 2 (including the Recitals), the capitalized terms used herein shall have the meanings ascribed to them in the Charter (unless the context requires otherwise) or below (as the case may be).

“Critical Equipment” shall mean the regasification skids consisting of high pressure pump, LNG vaporiser and associated pipework and controls and the HP compressor.

“FSRU” means floating storage and regasification unit.

“FSRU Mode” means the use of the Vessel at all times during the Sub-Charter Period, except when a Voyage is occurring.

“FSRU Neptune Uruguay” means Eklur SA, now FSRU Neptune LNG Uruguay SA.

“FSRU Terminal” means the Montevideo FSRU terminal located offshore near Punta Sayago West of Montevideo, Uruguay, in the estuary of Rio de la Plata.

“Group Agreement” means the contractual agreement between the Charterer and FSRU Neptune Uruguay.

“GNLS” means GNLS SA or any assignee or sub-charterer of GNLS SA approved in writing by Owner.

“HLNG” means Höegh LNG AS and its affiliates acting as manager for the Vessel.

“LNG Carrier Mode” has the meaning given to it in Clause 6 (Voyage).

“Major Equipment” means cargo tank LP in-tank pumps, cargo stripping pumps, HP compressor, LD & HD LP compressors and DFDE engines.

“Modification Specification” means the document to be mutually agreed between Parties and defining the scope of the Modification Work which shall be based on and always include the items set out in Appendix 1 to this Amendment No. 2, and once agreed shall replace the current Appendix 1.

EXECUTION VERSION	3

“Modification Work” means any and all work; design, engineering, procurement, fabrication, installation, commissioning and testing required for the modification of the Vessel to FSRU in accordance with the Modification Specification.

“Modification Yard” means such yard as mutually agreed between the Parties for the performance of the Modification Work.

“Mortgagee” means DNB Bank ASA (previously called DnB NOR Bank ASA) as agent on behalf of the lenders.

“Project” means Charterer’s project with GNLS, consisting of using the Vessel in FSRU Mode at the FSRU Terminal or in LNG Carrier Mode.

“Reinstatement Specification” means the scope of work mutually agreed between Parties so that the Vessel is fitted in every way as an SRV for service under the Charter.

“Reinstatement Work” means (i) any and all work, design, engineering, procurement, fabrication, installation, commissioning and testing required to reinstate the Vessel in accordance with the Reinstatement Specification and (ii) dry-docking, cleaning and painting of the Vessel’s bottom and effecting scheduled maintenance, so that the Vessel is fitted in every way for service under the Charter.

“Reinstatement Yard” means such yard as mutually agreed between the Parties for the performance of the Reinstatement Work.

“Shipyard” means the shipyard as agreed between Owner and Charterer which will implement the Modification Work.

“Sub-Charter” means the agreement signed between FSRU Neptune Uruguay and GNLS for sub-chartering of the Vessel to GNLS.

“Sub-Charter Period” means a period at GNLS’s option, beginning on the earlier of (i) the date of delivery of the Vessel to GNLS, or (ii) the Vessel is all fast at the FSRU Terminal and ending on the later of (i) the date of redelivery of the Vessel by GNLS under the Sub-Charter or such earlier date as the Sub-Charter may be terminated in accordance with its terms, or (ii) the date the Vessel is permanently unmoored and disconnected from the FSRU Terminal and is ready and free to depart from the FSRU Terminal.

EXECUTION VERSION	4

“Uruguayan Taxes” means Uruguayan tax liabilities specifically suffered or incurred by Owner or any other member of Owner Group (as defined in Clause 8.2) whatsoever and howsoever arising due to the presence of the Vessel as an FSRU in Uruguay when the Vessel acts in FSRU Mode, including but not limited to business tax, local surcharges, wealth tax, income tax and individual income tax, personal tax of employees, VAT, withholding tax on hire, withholding tax on loan repayments or interest, and any tax relating to the importation, stay or exportation into and from Uruguay (as the case may be) of the Vessel (including related materials and/or equipment).

“Voyage” means a legitimate voyage under the Charter ordered pursuant to and in accordance with Clause 6 of this Amendment No. 2, the duration of which shall always be deemed to be from when the Vessel is unmoored and disconnected from the FSRU Terminal for the purpose of commencing the Voyage until the Vessel is all fast again at the FSRU Terminal.

2.	Purpose, Intention and Interpretations

The purpose of this Amendment No. 2 is to set forth the terms and conditions under which the Vessel may be utilized as an FSRU on the Project and to permit the Sub-Charter with GNLS in respect of the Vessel and to set out the specific conditions applicable between the Parties when the Vessel is operating in FSRU Mode.

It is Owner’s and Charterer’s clear intention, which is hereby declared, that this Amendment No. 2 shall not imply or impose greater or more onerous obligations exposures and/or liabilities on Owner or any member of Owner Group (as defined in Clause 8.2) (except for the undertaking to arrange for the Modification Work and the Reinstatement Work at the expense of Charterer and any other provisions of this Amendment No. 2 expressly providing to the contrary) than it would otherwise have under the Charter.

In case of conflict between the provisions of the Charter and this Amendment No. 2, the provisions of this Amendment No. 2 shall prevail.

3.	Modification of the Vessel to FSRU

Owner shall arrange for the Modification Work being carried out at the Modification Yard at a time mutually agreed with Charterer for Charterer’s time, risk and expense.

EXECUTION VERSION	5

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Without prejudice to the aforesaid, Owner shall obtain a quote for the Modification Work from the Modification Yard, and include such quote in a budget which is to be approved as soon as reasonably practicable by Charterer. Any comment to or rejection of any parts of the budget or Modification Work, including its scope and costs shall be discussed in good faith and resolved by the Parties. After the budget has been agreed, Owner shall promptly inform Charterer of any cost overrun and/or any matter which affects the budget and take reasonable steps to seek to reduce an adverse cost effect.

Charterer shall reimburse Owner for the documented cost of the Modification Work and compensate Owner for Owner’s own reasonable and documented cost related to the Modification Work to the extent not covered by paragraph 1.2 of Schedule III of the Charter, including but not limited to the cost of supervision, administration and follow up of the Modification Work (not covered by paragraph 1.2 (c) (i) of Schedule III of the Charter) within ***** days of receipt by Charterer of Owner’s invoice together with supporting documentation.

Notwithstanding anything to the contrary in the Charter, the Vessel shall be on hire, and the performance warranties set out in Clause 27 of the Charter shall not apply, for the duration of the Modification Work. For the avoidance of doubt, Vessel’s deviation time, time spent at, and time spent returning from the Modification Yard until the Vessel has regained a position equivalent to that when the Vessel deviated for the Modification Work shall not count against the Maintenance Allowance set forth in Clause 25(d) as amended herein.

A drydock specification for scheduled maintenance work and the Modification Works will be supplied to Charterer ***** months before the agreed timing of the drydock. Charterer and Owner have agreed that the duration of the Modification Work in dry dock shall be ***** days (the “Drydock Period”). Scheduled maintenance shall be carried out on the Vessel while it is in drydock, which shall also be a scheduled drydock for the purposes of Clause 25 of the Charter. Owner will be entitled to the Drydocking Allowances (as defined in Clause 25(g) of the Charter) in respect of scheduled maintenance work. If the Drydocking Allowances are exceeded in respect of scheduled maintenance work the Vessel will be off-hire in accordance with Clause 25 of the Charter but only if the overall period of drydock exceeds the Drydock Period, so that the Vessel shall actually be off-hire for the lesser of (i) the period of off-hire in respect of scheduled maintenance work determined in accordance with Clause 25(g) and (ii) the period by which the drydock exceeds the Drydock Period. Owner shall keep records of the time taken in respect of scheduled maintenance work and Modification Work, respectively, and shall make those records available to Charterer.

Any compensation in respect of delays and performance received by the Owner from the Shipyard in accordance with the terms of the agreement between the Owner and the Shipyard for the Modification Works will be reimbursed from the Owner to the Charterer. Owner agrees with Charterer that it will exercise its rights in respect of delay and performance against the Shipyard with due diligence according to the standards of a reasonable and prudent operator.

EXECUTION VERSION	6

4.	Importation, Stay and Exportation

Any importation, stay and exportation into and from Uruguay (as the case may be) of the Vessel and all materials and/or equipment necessary for Owner’s performance of the Charter and/or any Voyage during or related to the Sub-Charter Period, shall be arranged by Charterer, in accordance with all applicable laws and regulations, for its own time, risk and expense, but with all reasonable practical assistance from Owner.

5.	FSRU Mode specific modifications

5.1	At all times during the Sub-Charter Period, except when a Voyage is occurring, the Charter shall be modified by the following amendments, additions and other modifications:

(a)	Modifications to Clause 1 (“Definitions”) of the Charter :

i.	The definition of “Actual Discharge Rate” in Clause 1 of the Charter shall be amended to read in its entirety: ““Actual Discharge Rate” has the meaning set out in Clause 27(b)(iv).”

ii.	The definition of “Adverse Weather Periods” in Clause 1 of the Charter shall be deleted.

iii.	The definition of “Allowance Period” in Clause 1 of the Charter shall be deleted.

iv.	The definition of “BOE” in Clause 1 of the Charter shall be deleted.

v.	A new definition shall be included in Clause 1 of the Charter, which reads: ““GNLS” means GNLS or any assignee or sub-charterer of GNLS approved in writing by Owner.”

vi.	A new definition shall be included in Clause 1 of the Charter, which reads: ““Charterer’s Group” has the meaning set out in Clause 68(a)”.

vii.	The definition of “Discharge Period” in Clause 1 of the Charter shall be deleted. Any other use of the term “Discharge Period” in the Charter shall be replaced with the term “FSRU Discharge Period”.

viii.	The definition of “Discharge Point” in Clause 1 of the Charter shall be deleted.

EXECUTION VERSION	7

ix.	A new definition shall be included in Clause 1 of the Charter, which reads: ““FSRU” means floating storage and regasification unit.”

x.	A new definition shall be included in Clause 1 of the Charter, which reads: ““FSRU Discharge Period” has the meaning set out in Clause 27(b)(vi).”

xi.	A new definition shall be included in Clause 1 of the Charter, which reads: ““FSRU Gas Day” has the meaning set out in Clause 27(b)(iv).”

xii.	A new definition shall be included in Clause 1 of the Charter, which reads: ““FSRU Gas Nomination Procedures” means the procedures for requesting and establishing Send Out Profile and Intraday Nominations as set forth in Schedule X.”

xiii.	A new definition shall be included in Clause 1 of the Charter, which reads: ““FSRU Terminal” means the Montevideo FSRU terminal located offshore Montevideo, Uruguay.”

xiv.	The definition of “Gas Day” in Clause 1 of the Charter shall be deleted. Any other use of the term “Gas Day” in the Charter shall be replaced with the term “FSRU Gas Day”.

xv.	The definition of “Gas Nomination Procedures” in Clause 1 of the Charter shall be deleted. Any other use of the term “Gas Nomination Procedures” in the Charter shall be replaced with the term “FSRU Gas Nomination Procedures”.

xvi.	A new definition shall be included in Clause 1 of the Charter, which reads: ““Lowest Performance” has the meaning set out in Clause 27(b)(i)”.

xvii.	A new definition shall be included in Clause 1 of the Charter, which reads: ““Maintenance Allowance” has the meaning set out in Clause 25(d).”

EXECUTION VERSION	8

xviii.	The definition of “Nominated Discharge Rate” in Clause 1 of the Charter shall be amended to read in its entirety: ““Nominated Discharge Rate” has the meaning set out in Clause 27(b)(iv).”

xix.	The definition of “Normal Performance” in Clause 1 of the Charter shall be amended to read in its entirety: ““Normal Performance” has the meaning set out in Clause 27(b)(i).”

xx.	The definition of “Off-hire Allowance” in Clause 1 of the Charter shall be deleted.

xxi.	A new definition shall be included in Clause 1 of the Charter, which reads: ““Owner’s Group” has the meaning set out in Clause 68(a)”.

xxii.	The definition of “Performance Period” in Clause 1 of the Charter shall be deleted.

xxiii.	The definitions of “Primary Terminals” and “Primary Terminal” in Clause 1 of the Charter shall be deleted.

xxiv.	The definition of “Reduced Performance” in Clause 1 of the Charter shall be amended to read in its entirety: ““Reduced Performance” has the meaning set out in Clause 27(b)(iv).”

xxv.	A new definition shall be included in Clause 1 of the Charter, which reads: ““Reduced Rate” has the meaning set out in Clause 27(b)(iv)”.

xxvi.	A new definition shall be included in Clause 1 of the Charter, which reads: ““Maintenance” has the meaning set out in Clause 25 (d)”.

xxvii.	A new definition shall be included in Clause 1 of the Charter, which reads: ““Send Out Profile” has the meaning set out in Clause 27(b)(iii)”.

xxviii.	A new definition shall be included in Clause 1 of the Charter, which reads: ““Start Up Period” has the meaning set out in Clause 27(b)(i)”.

xxix.	A new definition shall be included in Clause 1 of the Charter, which reads: ““Sub-Charter” means the agreement signed between Eklur SA, now FSRU Neptune LNG Uruguay SA, and GNLS for sub-chartering of the Vessel to GNLS.”

EXECUTION VERSION	9

xxx.	A new definition shall be included in Clause 1 of the Charter, which reads ““Commercial Availability” means the Commercial Availability in relation to regas performance as measured by the compliance on a particular FSRU Gas Day with the nominated daily quantity for such FSRU Gas Day in case of shortfall where:

AQ: (actual) Regasified LNG Delivered Quantity

FQ: Nominated Daily Quantity”.

xxxi.	A new definition shall be included in Clause 1 of the Charter, which reads ““Guaranteed Nominal Regas Capacity” means the regasifying LNG in closed loop at a discharge rate equal to any discharge rate within the operational envelope between the Lowest Performance up to the Normal Performance”.

xxxii.	A new definition shall be included in Clause 1 of the Charter, which reads ““Minimum Aggregate Availability” has the meaning set out in clause 27(b)(x)”.

xxxiii.	A new definition shall be included in Clause 1 of the Charter, which reads: ““Sub-Charter Period” means a period of time beginning on the earlier of (i) delivery of the Vessel to GNLS, or (ii) the Vessel is all fast at the FSRU Terminal and ending on the later of (i) the date of redelivery of the Vessel by GNLS under the Sub-Charter or such earlier time as the Sub-Charter is terminated in accordance with its terms, or (ii) the Vessel is permanently unmoored and disconnected from the FSRU Terminal and is ready and free to depart from the FSRU Terminal.”

xxxiv.	The definition of “Unscheduled Maintenance” in Clause 1 of the Charter shall be deleted.

xxxv.	The definition of “Unscheduled Maintenance Allowance” in Clause 1 of the Charter shall be deleted.

(b)	In Clause 3 (a)(i) of the Charter, the reference to “SRV” shall be amended to read: “FSRU”.

EXECUTION VERSION	10

(c)	Clause 3 a) of the Charter shall be completed with the following bullet points:

“ (vi)	Owner will use reasonable endeavours to have on board one person with a good working knowledge of the Spanish language. For avoidance of doubt, Owner shall not be obligated to incur additional costs with regard to this requirement.

(vii)	the master and chief officer shall combined in total have not less than twelve (12) months’ sailing and cargo operations experience in the past five (5) calendar years exercising responsibilities of a senior rank (master and/or chief officer) on board an gas tanker/FSRU. The chief engineer, one cargo engineer and the second engineer shall combined in total have not less than eighteen (18) months’ sailing and cargo operations experience in the past five (5) calendar years exercising responsibilities of a senior rank (chief engineer, cargo engineer and/or second engineer) on board a gas tanker/FSRU.

(viii)	prior to the commencement of the Sub-Charter Period, the Owner shall, using Owner’s standard format and subject always to GNLS first having duly executed a “no poaching declaration” in a wording acceptable to Owner, provide the GNLS with professional LNG tanker/FSRU histories in rank of the master, chief officer, chief engineer and cargo engineer (if applicable) serving on board the Vessel at the time of delivery. Prior to their assignment, similar histories shall be furnished for any new master chief officer, chief engineer or cargo engineer assigned to the Vessel during the Sub Charter Period.”

(d)	Clause 3 c) of the Charter shall be completed with the following new paragraph:

“	If during the Sub-Charter Period, Owner should change or replace the manager of the Vessel, it shall give reasonable consideration to any input from GNLS in this respect. Owner confirms that under the present circumstances it has no intention of changing or replacing the manager of the Vessel.”

(e)	A new paragraph (e) shall be included in Clause 5 (“Period and Trading Limits”) and shall read:

“Notwithstanding anything to the contrary in Clauses 5(a), (b), and (c), Charterer shall, at no expense to Owner, provide or cause to be provided, at the FSRU Terminal, port and marine facilities capable of receiving the Vessel and berths and places which the Vessel can safely reach and return from without exposure to danger, and at which the Vessel can safely lie, load or discharge (as the case may be) always afloat. Furthermore, Charterer shall provide to Owner all relevant information required to meet the interface requirements of the FSRU Terminal as soon as reasonably possible. All reasonable costs incurred in implementing such modifications to the Vessel (and their later removal, if required to comply with the terms of this Charter), including the time taken to implement such modifications and to comply with such regulations necessary to allow the Vessel to load or discharge at the FSRU Terminal, shall be for Charterer’s account and shall be reimbursed to Owner in accordance with Schedule III. Charterer shall also be responsible, and shall reimburse Owner in accordance with Schedule III, for all such reasonable costs incurred, including the necessary time taken, should the interface requirements of or the regulations applicable to the FSRU Terminal be altered.”

EXECUTION VERSION	11

Charterer’s definition of a safe Port is specified in Appendix 5.

(f)	A new paragraph (f) shall be included in Clause 5 (“Period and Trading Limits”) and shall read:

“Notwithstanding anything to the contrary in this Charter, Owner shall not under any circumstances whatsoever be obliged to go to and/or stay at an FSRU Terminal which has not entered into a Port Liability Agreement, acceptable to Owner’s P&I Club, with Owner.”

(g)	Clause 14 a) shall be completed with the following bullet point :

“(v) During the Sub Charter Period, GNLS shall have the right to fly the GNLS or Montevideo FSRU project flag on the Vessel.”

(h)	Clause 24 (“Off-hire”) of the Charter shall be amended to read: “Not Used”. Any use of the term “off-hire” elsewhere in the Charter and any references in the Charter to Clause 24 thereof shall be deemed deleted in their entirety when the Vessel is being used in FSRU Mode.

(i)	Modification to Clause 25 (“Dry-docking; Time for Scheduled Maintenance”) of the Charter:

i.	Clause 25 (d) of the Charter shall be amended to read in its entirety:

“Owner may carry out scheduled or unscheduled maintenance and take the Vessel out of service, if so required by such maintenance, but always keeping a minimum of 10MSm3/day capacity available unless Owner can demonstrate from its operating experience that, in the reasonable opinion of Owner, after consulting with Charterer, scheduling such maintenance would be necessary (“Maintenance”).

EXECUTION VERSION	12

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Owner shall make reasonable efforts to minimize impact of maintenance on services to be provided by the Charterer as part of the Project.

The Owner shall implement a process to record the status of the Critical Equipment and of the Major Equipment and rotate use of Critical Equipment over a period not exceeding ***** months period pursuant to Appendix 3.

Owner shall be entitled to an allowance of up to ***** days per every ***** days, commencing from the first day of the Sub-Charter Period for all scheduled and unscheduled maintenance (“Maintenance Allowance”) which may have an impact on actual regas send-out. Owner shall not use more time for maintenance than is necessary and shall notify Charterer of any Maintenance Allowance taken or to be taken and shall consult with Charterer as far in advance as possible as regards the timing of any such Maintenance. There will be no scheduled dry docking during the Sub-Charter Period unless mutually agreed by Owner and Charterer.

Notwithstanding anything to the contrary in the Charter, the Vessel shall always be on hire without any reduction for all time used of the Maintenance Allowance and all items to be provided and paid for by Charterer pursuant to Clause 9(a) shall be for Charterer’s account, and Owner’s use of the Maintenance Allowance shall not in any way or to any extent whatsoever be regarded as a default, non-performance or breach by Owner of any obligation under or any provision of the Charter.”

ii.	Clause 25 (e) shall be amended to read: “Not Used”.

(j)	Clause 27 (“Performance”) of the Charter shall be amended to read in its entirety:

“(a)

(i)	Owner undertakes and guarantees that at all times during the Sub-Charter Period the Vessel shall be capable of maintaining a maximum average daily boil-off of no more than 0.16% of the Vessel’s total cargo capacity. For purposes of establishing whether the Vessel has achieved performance as required under this Clause 27(a), the Parties shall discount periods when the Vessel (i) is discharging regasified LNG and/or loading or discharging LNG and (ii) when due to loading of LNG the saturated vapour pressure is above 170 mbarg.

(ii)	Boil-off calculation: Boil-off shall be measured by subtracting the volume of LNG contained in the Vessel’s tanks at gauging at the end of a 24 hour period of no discharging regasified LNG and/or loading or discharging LNG, but where the Vessel is still connected within Montevideo Port, from the volume of LNG contained in the Vessel’s tanks at gauging at the start of a 24 hour period of no discharging regasified LNG and/or loading or discharging LNG, but where the Vessel is still connected within Montevideo Port. Actual boil-off shall be calculated using the mean value from 5 (five) distinct but consecutive measurements.
EXECUTION VERSION	13

 (b)

(i)	Owner further undertakes, subject to the provisions of this Clause 27(b) and subject always to a start up period which shall end upon completion of the commissioning procedure (including the tests specified in Appendix 2) which the Parties will use reasonable endeavors to develop and agree by three (3) months prior to the start of the Sub-Charter Period (“Start Up Period”), that the Regasification Components will, throughout the Term, enable the Vessel’s cargo to be regasified and discharged at a maximum regasified LNG discharge rate of two hundred and fifty (250) MMScf/day (“Normal Performance”), and at a minimum regasified LNG discharge rate of sixty (60) MMScf/day (“Lowest Performance”).

(ii)	Upon every case that the Vessel’s Actual Discharge Rate being higher than the Normal Performance but less than five hundred (500) MMScf/day during regasification of LNG and has been in operation for three (3) periods of at least eight (8) hours without any unplanned shut down so that total testing time accumulates to twenty-four (24) hours, this Actual Discharge Rate shall immediately replace the current Normal Performance and such increase in the Normal Performance shall be formalized by the signing of the Parties of the Discharge Performance Certificate attached as Appendix 6 to the Amendment No. 2 to the Charter dated [ ] 2015 and made between the Owner and the Charterer. Normal Performance may be re-adjusted up to a maximum of five hundred (500) MMScf/day using this process.

Upon every case that the Vessel’s Actual Discharge Rate being lower than the Lowest Performance but more than eleven (11) MMScf/day during regasification of LNG and has been in operation for three (3) periods of at least eight (8) hours without any unplanned shut down so that total testing time accumulates to twenty-four (24) hours, this Actual Discharge Rate shall immediately replace the current Lowest Performance and such decrease in the Lowest Performance shall be formalized by the signing of the Parties of the Discharge Performance Certificate attached as Appendix 6 to the Amendment No. 2 to the Charter dated [ ] 2015 and made between the Owner and the Charterer. Lowest Performance may be re-adjusted down to a minimum of eleven (11) MMScf/day using this process.

EXECUTION VERSION	14

(iii)	Subject always to the provisions of Clause 27(b)(iv) below, Owner shall, subject to applicable terms of the FSRU Gas Nomination Procedures, deliver the Nominated Discharge Rate in accordance with the daily curve agreed with Charterer in accordance with the FSRU Gas Nomination Procedures (“Send Out Profile”), subject to such Send-Out Profile for that FSRU Gas Day being agreed no later than twelve (12) hours before the commencement of the relevant FSRU Gas Day. In case the Owner fails to deliver gas in accordance with the Send Out Profile as required pursuant to the applicable terms of the FSRU Gas Nomination Procedures, then the applicable terms of the FSRU Gas Nomination Procedures will apply to such failure (provided always that such terms are fair, reasonable and proportionate to the failure). Owner shall use reasonable endeavors to accommodate any change to the Send Out Profile requested by Charterer, less than twenty nine ((29) hours before the end of the relevant FSRU Gas Day (“Intraday Nomination”), but Owner shall not be liable for any failure in this respect.

During a FSRU Gas Day, Owner and Charterer agree to a maximum of five (5) different Nominated Discharge Rates in total resulting in no more than 4 start-up/stop per day, being understood that those Nominated Discharge Rates that have been requested intraday will be treated the same way as an Intraday Nomination.

(iv)	Whenever Charterer requests a Nominated Discharge Rate above Normal Performance or below Lowest Performance, Owner shall use reasonable endeavors to make such rate available, subject always to the maximum and minimum capacity of the Regasification Components. Notwithstanding the provisions of the immediately following paragraph, if the Vessel is incapable of discharging its cargo at such higher or lower rates, such performance shall not be considered Reduced Performance and Charterer shall not be entitled to pay hire at a rate equal to the Reduced Rate or claim a reduction in hire.

If, on any day, commencing from 06.00 A.M. (Uruguay local time) on that day and ending at 05.59 A.M. (Uruguay local time) on the immediately following day (an “FSRU Gas Day”), the Vessel’s actual discharge rate calculated over that FSRU Gas Day as measured in accordance with Clause 27(b)(vi)-(vii) (the “Actual Discharge Rate”), is less than the daily nominated discharge rate requested by Charterer in accordance with the FSRU Gas Nomination Procedures for that FSRU Gas Day (the “Nominated Discharge Rate”), and such Actual Discharge Rate is lower than Normal Performance (such deficient performance hereinafter being referred to as “Reduced Performance”), then a Hire Rate equal to a reduced rate determined by multiplying the Fixed Element of the Hire Rate by a factor calculated by dividing the Actual Discharge Rate by the lower of (i) the Nominated Discharge Rate or (ii) the Normal Performance (the “Reduced Rate”) shall be payable for each of such FSRU Gas Day in respect of which an Actual Discharge Rate lower than the Nominated Discharge Rate and the Normal Performance has been determined during the FSRU Discharge Period in question. This Reduced Rate in case of Reduced Performance shall replace in its entirety Paragraph 4 of Schedule III. For the avoidance of doubt, any reduction of hire to which Charterer is entitled under this Clause 27(b)(iv) shall be credited against hire payments in accordance with Clause 12(a) as promptly as possible.
EXECUTION VERSION	15

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(v)	If on any day, commencing from 06.00 A.M. (Uruguay local time) on that day and ending at 05.59 A.M. (Uruguay local time) on the immediately following day, the Vessel’s Actual Discharge Rate calculated over that FSRU Gas Days as measured in accordance with Clause 27(b)(vi)-(vii) is over ***** percent ***** above the Nominated Discharge Rate (“Daily Over Delivery”), being understood that such Nominated Discharge Rate is lower than Normal Performance and higher than Lowest Performance, then a Hire Rate equal to a reduced rate determined by multiplying the Fixed Element of the Hire Rate by a factor calculated by dividing the Nominated Discharge Rate by the Actual Discharge Rate shall be payable for each of such FSRU Gas Day in respect of which an Actual Discharge Rate above ***** percent ***** than the Nominated Discharge Rate.

(vi)	If no discharge of regasified LNG is currently ongoing from the Vessel, measurement of the Actual Discharge Rate shall commence when the vaporizers, piping and pressurizing risers are cooled down and the last high pressure pump required to achieve the ordered discharge rate is placed on line and the Vessel starts the discharge of Regasified LNG, and shall terminate when the first high pressure pump is secured near the end of the discharge (“FSRU Discharge Period”).

Prior to the commencement of a FSRU Discharge Period a notification of FSRU Readiness to Discharge Gas (as defined in the FSRU Gas Nomination Procedures) shall be delivered by Charterer to Owner in accordance with the FSRU Gas Nomination Procedures and an FSRU Discharge Period shall start no later than six (6) hours after Owner’s receipt of the above notification, unless such time is extended by reasons attributable to Charterer, GNLS, the FSRU Terminal, governmental or regulatory authorities or Force Majeure (as defined in the FSRU Gas Nomination Procedures).

The Actual Discharge Rate shall be the rate of regasified LNG discharged as measured by the Vessel’s metering station. When measuring the Actual Discharge Rate against Normal Performance, Lowest Performance or Nominated Discharge Rate a variation of one percent (1%) shall be allowed.

Normal Performance or Lowest Performance shall be based upon LNG with a chemical composition pursuant to Appendix 4.

EXECUTION VERSION	16

(vii)	The performance of the Vessel in relation to the warranty contained in this Clause 27(b) shall be reviewed on the 25th of each calendar month, and the results accumulated and compensation, if any, shall be assessed and paid at the next hire payment due at the beginning of the following calendar month. For purposes of establishing whether the Vessel has achieved performance as required under Clause 27(b) and calculating the Hire Rate, the Parties shall discount any FSRU Gas Day (or in case of (g) below, only the relevant part of the FSRU Gas Day, provided that the volumes required in such part of the FSRU Gas Day in accordance with the Send Out Profile shall be disregarded and the Nominated Discharge Rate for that FSRU Gas Day shall be adjusted accordingly):

(a)	where the FSRU Terminal is not ready or able to receive the Nominated Discharge Rate specified by Charterer in accordance with the FSRU Gas Nomination Procedures and at the corresponding pressures and temperatures;

(b)	where Charterer has requested Intraday Nominations as per clause 27 b) (iii);

(c)	where Charterer has instructed the Vessel to proceed from the FSRU Terminal;

(d)	where the Vessel is prevented from approaching or remaining and/or operating at the FSRU Terminal by any relevant regulatory or governmental authority by reason other than a failure or default on part of the Vessel or Owner;

(e)	where the Vessel is required to disconnect and/or to depart from the FSRU Terminal or is prevented from discharging her cargo as regasified LNG by reason of compliance with the applicable requirements and guidelines of the Classification Society, the Vessel’s Flag State or any other relevant regulatory authority and/or with such requirements as set out in the FSRU operating manual in relation to the Vessel’s safe operation, cargo management and/or filling level restrictions;

(f)	where there is not a required amount of LNG onboard the Vessel to obtain the Nominated Discharge Rate in accordance with the FSRU Gas Nomination Procedure;

(g)	where the Owner is using the Maintenance Allowance;

(h)	where the ship-to-ship transfer system and/or the Downstream Systems are not ready or able to provide or receive the Nominated Discharge Rate specified by Charterer in accordance with the FSRU Gas Nomination Procedures and at the corresponding pressures and temperatures;

EXECUTION VERSION	17

(i)	where the Vessel is prevented from discharging by other events within the port or where there is a wider risk to safety or the environment;

(j)	where the Nominated Discharge Rate is between forty-four (44) MMscf/day and sixty (60) MMscf/day and can only be achieved using the low capacity regas pump skid, unless a 4th pump has been delivered by WOGS onboard the Vessel before starting of operations in Montevideo or the cause of failure is operator’s error or negligence;

(k)	Where the Nominated Discharge Rate is between eleven (11) MMscf/day and forty four (44) MMscf/day, during a period of the first thirty (30) FSRU Gas Days;

(l)	Any Nominated Discharge Rate that can only be achieved using the HP compressor and the HP Compressor is not available.

If, during the period of the first thirty (30) FSRU Gas Days, a long term failure (>2 months) of the ability to provide 11-44 MMscfd occurs then Owner and Charterer will meet to discuss reasonable solution and adjusted penalty mechanism.

(viii)	Notwithstanding the provisions of this Clause 27(b), if at any stage the Actual Discharge Rate achieved by the Vessel is less than Normal Performance due to a defect in the Regasification Components (and such lower discharge rate has not been requested by Charterer in accordance with the FSRU Gas Nomination Procedures), Owner shall be entitled to repair such defect in the Regasification Components and/or the Vessel by the Vessel proceeding to dry-docking in accordance with the provisions of Clause 25(h). Before committing to a dry dock, Owner shall always consult with the Charterer to assess alternative solutions. The Owner shall make its reasonable endeavours to implement solutions in-situ if requested by the Charterer.

(ix)	The Vessel shall be capable of regasifying LNG in a closed-loop heating mode using steam from the Vessel’s regas boilers as the primary heating medium at a daily Nominated Discharge Rate with a pressure of 40 to 104 barg and a temperature of +5 to 45◦C at the outlet of the regas skid.

(x)	If the average Commercial Availability of the regas system (inclusive of the Annual Maintenance Allowance) measured over a period of twelve (12) consecutive months, or twenty-four (24) nonconsecutive months is below seventy per cent (70%) at the Guaranteed Nominal Regas Capacity (the "Minimum Aggregate Availability"), the Charterer shall have the right to require the Owner to change the Manager pursuant to Clause 3(e) of the Charter”.

EXECUTION VERSION	18

(k)	Clause 52(c)(iv) of the Charter shall be amended to read in its entirety: “Not Used”.

(l)	The second sentence of Clause 53 of the Charter shall be amended to read in its entirety:

“The foregoing notwithstanding, no term of this Charter, other than Clauses 68(a) and (b), is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person or entity who is not a party to it.”

(m)	Clause 68(a) of the Charter shall be amended to read in its entirety: “No member of Owner’s Group shall be under any liability whatsoever to Charterer, Charterer’s Representatives, GNLS, or their estates (“Charterer’s Group”) for their death or personal injury during the time when they are engaged in the activities contemplated under this Charter unless death or personal injury is caused, in whole or in part, by the gross negligence or willful misconduct of Owner, its employees or its agents (“Owner’s Group”). Likewise, no member of Owner’s Group shall be under any liability to any member of Charterer’s Group in respect of damage to, or loss or destruction of, their personal property unless such damage to, or loss or destruction of, personal property is caused by the gross negligence or willful misconduct of any member of Owner’s Group.”

Clause 68(b) of the Charter shall be amended to read in its entirety:

“No member of Charterer’s Group shall be under any liability whatsoever to any member of Owner’s Group for their death or personal injury during the time when they are engaged in the activities contemplated under this Charter unless death or personal injury is caused, in whole or in part, by the gross negligence or willful misconduct of a member of Charterer’s Group. Likewise, no member of Charterer’s Group shall be under any liability to any member of Owner’s Group in respect of damage to, or loss or destruction of, their personal property unless such damage to, or loss or destruction of, personal property is caused by the gross negligence or willful misconduct of any member of Charterer’s Group.”

(n)	Appendix I to Schedule I of the Charter shall be amended to read in its entirety: “Not Used”. Any references in the Charter to Appendix I to Schedule I thereof, any uses of the term “Primary Terminal” in the Charter shall be deemed deleted in their entirety.
EXECUTION VERSION	19

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(o)	Schedule X of the Charter (Gas Nomination Procedures) shall be deleted in its entirety and shall be replaced with a new Schedule X (FSRU Gas Nomination Procedure). The Parties will use their reasonable endeavors to develop and agree said procedures.

5.2	All terms and conditions of the Charter, except to the extent modified or changed by Clauses 1, 2, 3, 5, 6, 7, and 8 of this Amendment No. 2 shall remain in full force and effect. However, such terms and conditions shall be interpreted in light of and in such way to give effect to the intention of the Parties set out in Clause 2 above, provided however that, any further amendment or modification to the Charter that may be required during the Sub-Charter Period shall always be agreed in writing between the Parties.

5.3	For the avoidance of doubt and with reference to paragraph 1.2(c)(ii) to Schedule III of the Charter, Owner shall not in any circumstances whatsoever be forced or obliged to lay off any of the Vessel’s master, officers or crew. However, Owner shall use reasonable endeavours to mitigate the Variable Element cost (i.e. manning and crew travel expenses).

5.4	For the avoidance of doubt and without prejudice to Clauses 1-4, 5.2, 5.3, 5.4, 5.5 and 5.6, and 6-13 of this Amendment No. 2, for any Voyage the Charter shall apply without the amendments and/or additions set out in Clause 5.1 of this Amendment No. 2.

5.5	For the avoidance of doubt and without prejudice to Clauses 1-4, 5.2, 5.3, 5.4, 5.5, and 7-13 of this Amendment No. 2, upon expiry of the Sub-Charter Period the Charter shall apply without the amendments and/or additions set out in Clauses 5.1, 5.6, 6, 8, 9, 10 16 of this Amendment No. 2 but without prejudice to any rights, obligations or liabilities that may have accrued prior to the expiry of Sub-Charter.

5.6	At any time during the Sub-Charter Period when a Voyage is occurring, each of the Unscheduled Maintenance Allowance specified in Clause 25(d) of the Charter and each of the Off hire Allowance specified in Clause 24(h) of the Charter shall be reduced to an allowance equal to the original Unscheduled Maintenance and Off-hire Allowances, multiplied by the number of days in the then-current year of the Sub-Charter Period during which a Voyage has occurred, divided by ***** days.

EXECUTION VERSION	20

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

6.	Voyage

At any time during the Sub-Charter Period, the Charterer is entitled to use the Vessel in LNG carrier mode (“LNG Carrier Mode”) and order the Vessel on a Voyage. Charterer shall inform in writing Owner of its intention to use the Vessel in LNG Carrier Mode and Owner shall as soon as reasonably possible and in all cases within a maximum ***** days of receipt of said notice, inform the Charterer when at the soonest the Vessel can proceed to said Voyage, being understood that this date shall not be later than ***** days after receipt of Charterer’s notice.

If Owner is requested by Charterer to prepare the Vessel for a Voyage including but not limited to removal of any fouling, then to the extent not covered by paragraph 1.2 of Schedule III, Charterer shall reimburse Owner for the documented related costs within ***** days of receipt of Owner’s invoice.

Notwithstanding anything to the contrary in the Charter, during a Voyage Owner shall not be deemed to be in breach of any provisions of the Charter to the extent such breach is caused by or otherwise directly attributable to the use of the Vessel in FSRU Mode.

Unless Owner has been allowed to perform Voyage preparations in order for the Vessel to meet its original performance guarantees of the Charter, Clauses 27(a)(i)-(ii), the part of Clauses 27(c)(i) pertaining to speed and the part of Clause 27(c)(ii) pertaining to fuel oil consumption (not related to excess boil off) shall not apply to any Voyage.

7.	Reinstatement Work to the Vessel

At the expiry of the Sub-Charter Period the Charterer in coordination with the Owner shall carry out reinstatement work in-situ in Uruguay or proceed to the Reinstatement Yard where Owner shall arrange for the Reinstatement Work being carried out for Charterer’s time, risk and expense.

Owner shall provide to Charterer a proposed Reinstatement Specifications, which scope time and related costs shall be mutually agreed to by the Parties. Charterer shall reimburse Owner for the documented cost of the Reinstatement Work and compensate Owner for Owner’s own reasonable and documented costs related to the Reinstatement Work to the extent not covered by paragraph 1.2 of Schedule III, including but not limited to the cost of supervision, administration and follow up of the Reinstatement Work (to the extent not covered by paragraph 1.2 (c) (i) of Schedule III), within ***** days of receipt of Owner’s invoice.

Notwithstanding anything to the contrary in the Charter, the Vessel shall be on hire, and the performance warranties set out in Clause 27 of the Charter shall not apply, for the duration of the Reinstatement Work. Vessel’s deviation time, time spent at, and time spent returning from the yard for Reinstatement Work until the Vessel has regained a position equivalent to that when the Vessel deviated for the Reinstatement Work shall not, for the avoidance of doubt, count against the Drydocking Allowances or the Unscheduled Maintenance Allowances set forth in the original Clause 25(d) of the Charter.

EXECUTION VERSION	21

8.	Indemnities

8.1

(a)	Charterer shall indemnify and hold Owner Group harmless from any charges, costs, expenses, claims, liabilities and losses whatsoever (except for charges, costs, expenses, claims, liabilities and losses relating to the tax implications addressed in Clause 8.2 below) which Owner Group may incur as a consequence of the Sub-Charter, and, for the avoidance of doubt, that exceed charges, costs expenses, claims, liabilities and losses that Owner Group would have otherwise been liable for under the Charter.

(b)	It is agreed between Owner and Charterer that the Sub-Charter and any other documents to be entered into pursuant to or in connection with the Sub-Charter are not intended to impose upon Owner Group any greater liability than that contemplated by the Charter and further, the indemnity by Charterer in sub-clause (a) above, subject only to the confirmation, clarification and agreement below, covers all liabilities which would not, under the original Charter, without any Sub-Charter to GNLS, have been suffered by Owner or any other member of Owner Group.

(c)	It is confirmed, clarified and agreed as follows:

(i)	that sub-clause (a) above shall not apply to any liability specifically addressed by Clause 68 of the Charter as amended ("Specified Liabilities"), which shall subsist and be construed in accordance with their terms regardless of where any Specified Liabilities may be suffered or incurred (including during any use or operation of the Vessel as an FSRU in Uruguay or as a conventional LNG carrier in Uruguay) and regardless of the nationality of the Party or Parties to whom any Specified Liabilities are incurred (and Specified Liabilities are hereby confirmed to be liabilities which do not fall within the scope of the words "as a consequence of the Sub-Charter" in sub-clause (a) above);

EXECUTION VERSION	22

(ii)	that Owner's liability for any tortious act (which includes negligence) by Owner or any member of the Owner's Group to any third party shall be treated in the same manner as such tortious act would be treated under the Charter, and the fact that any such tortious act may be committed during operation of the Vessel as an FSRU in Uruguay or as a conventional LNG carrier in Uruguay) or elsewhere shall not change the allocation of liability which would otherwise apply as a consequence of such tort occurring under the Charter; nor shall the geographical location of any tortious act or the nationality of the Party or Parties injured by such tortious act(s) affect in any way the allocation of liability therefor. The fact that a tortious act to any third party is committed by Owner or any other member of the Owner Group while operations are conducted under the Sub-Charter does not affect in any way the culpability and liability of Owner or any member of the Owner Group for such tortious act(s) (and liability for such acts shall be treated as if they had occurred under the Charter); and any resulting loss suffered by Owner or any member of Owner Group shall not be covered by the indemnity in sub-clause (a) above (i.e., such acts are not contemplated by Owner and Charterer as falling within the scope of the words "as a consequence of the Sub-Charter" in sub-clause (a) above) save and except that any indemnities or limitations or exclusions of liability available to Owner under the Charter (excluding sub-clause (a) above) shall apply and shall be available to Owner in respect of any liability arising from use of the Vessel by GNLS SA as an FSRU in Uruguay or as a conventional LNG carrier in Uruguay or elsewhere;

(iii)	that the indemnities in sub-clause (a) above and in Clause 8.2 below shall extend to and for the benefit of each member of Owner Group and that each member of Owner Group shall have the benefit of and may enforce those provisions notwithstanding Clause 13 of this Amendment No. 2.

8.2

a)	Charterer shall always be liable for and shall indemnify and hold harmless Owner and each other member of Owner Group, on a net, after tax basis, against all Uruguayan Taxes; it being understood that any tax credit that Owner obtains, or would have obtained if a relevant tax credit claim had been made by Owner or other member of Owner Group, in relation to such Uruguayan Taxes shall be deducted from Charterer’s future indemnification amounts when the creditable amount has been confirmed based on a final tax assessment. If Charterer is entitled to a deduction in future indemnification amounts according to the above, but such deduction cannot be made, Owner shall reimburse Charterer accordingly. For the avoidance of doubt, the provisions of Clause 52 (Taxes) shall apply to taxes other than Uruguayan Taxes.

b)	Notwithstanding the provisions of sub-clause (a) above, Owner and any member of Owner Group shall take reasonable measures to mitigate where reasonably and practically possible its tax exposure related to its presence in Uruguay by rotating where reasonably practicable the crew thereby mitigating Owner and any member of Owner Group’s liability to pay income tax or social security charges for its crew in Uruguay.

“Owner Group”, for the purposes of this Clause 8 and Clause 9 below means Owner or its successor in application of the provisions of Clause 21(b) of the Charter, Höegh LNG Holdings Ltd., Höegh LNG Ltd., Höegh LNG AS, Höegh LNG Fleet Management AS, Höegh LNG Maritime Management Pte. Ltd., Mitsui O.S.K Lines, Ltd., Tokyo LNG Tanker Co. Ltd., Höegh LNG Partners L.P and Höegh LNG Partners Operating LLC and such other directly or indirectly wholly owned subsidiary of Höegh LNG Holdings Ltd. that is providing management services to the Owner in relation to the Vessel.

EXECUTION VERSION	23

9.	Compliance with laws when in FSRU Mode

9.1.	Owner shall use best efforts to comply and cause each applicable member of Owner Group to comply with all relevant Uruguayan laws and regulations applicable to the Vessel's operation in Uruguay in FSRU Mode, including the provision (either directly to government authorities or to Charterer, as applicable) of any documentation required by Uruguayan law and governmental authorities (with a copy to Charterer in the event such documentation is directly sent to government authorities).

9.2	The following is agreed in respect of Owner's obligations under Clause 9.1:

a)	Subject to the provisions of Clauses 9.1 and 9.2:

i)	Charterer’s indemnity shall extend to Owner's costs of compliance, if any, with Uruguayan law both current law and any future changes of law;

ii)	Charterer’s indemnity shall cover Owner and Owner Group for the consequences of failure to comply with Uruguayan law provided that Owner and Owner Group shall have used best efforts to comply. For the avoidance of doubt, Owner shall have no liability to Charterer for the consequences of failure to comply with Uruguayan law provided Owner and Owner Group use best efforts; and

b)	Charterer shall inform Owner of applicable provisions of Uruguayan law which are not available from public sources and of proposed or imminent new laws or amendments to laws that Charterer is aware of and which may be relevant to Owner for purposes of the Project. For the avoidance of doubt, it shall never be held liable for not transmitting such information that it would have no knowledge of or for which it would be submitted to confidentiality restrictions.

c)	Charterer shall use all reasonable efforts to obtain information from GNLS about agreements between GNLS and any Uruguayan governmental authorities relating to the Project which may affect the Vessel, Owner and/or any member of Owner Group and supply same to Owner for purposes of the Project. For the avoidance of doubt, it shall never be held liable for not transmitting such information that it would have no knowledge of or for which it would be submitted to confidentiality restrictions.

EXECUTION VERSION	24

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

10.	Exclusion of Consequential Loss

Notwithstanding anything to the contrary contained in, or implied by, this Amendment No. 2 or any conditions of use, each Party shall each bear its own Consequential Loss and shall be responsible for, and shall protect, defend, indemnify and hold harmless the other Party in respect of any Consequential Loss suffered or sustained by the indemnifying Party and/or the indemnifying Party Group irrespective of the negligence, breach of duty (statutory or otherwise), breach of contract, breach of warranty, or strict liability of the person to be indemnified. The term "Consequential Loss" as used in this Clause 10 shall mean (a) any consequential or indirect loss under English law; and/or (b) loss and/or deferral of production, loss of product, loss of use, loss of revenue, profit or anticipated profit (if any), losses or damages under other contracts or loss of opportunity, in each case whether direct or indirect to the extent that these are not included in paragraph (a) above, and whether or not foreseeable and in each case howsoever arising out of or related to the use or operation of the FSRU Terminal or otherwise in connection with the Terminal and not just limited (by implication or otherwise) to the subject-matter of this Agreement. The term "Group" as used in this provision shall mean the parent companies, subsidiaries, affiliates, employees, agents and sub-contractors (of any tier) of a Party.

11.	Costs and Expenses

Charterer shall compensate Owner for all time spend and all reasonable and documented costs and expenses incurred by Owner in connection with or related to (i) GNLS, the Project and/or the Sub-Charter, and/or (ii) the negotiation, preparation and completion of this Amendment No. 2 and any other documents related to the Sub-Charter, including but not limited to reasonable travel expenses and legal costs, provided however that such costs have been approved in advance and in writing by Charterer.

The following costs are deemed to be approved in advance and in writing by Charterer as per the date of this Amendment No. 2:

(a)	Any legal costs incurred or which may incur, for the owner’s account under the Facility Agreement between the Owner and Owner’s Financiers in connection with or related to the negotiation, preparation and completion of this Amendment No. 2 and any other documents related to the Sub-Charter;

(b)	Up to USD ***** for Owner’s external legal cost in connection with or related to the negotiation, preparation and completion of this Amendment No. 2 and any other documents related to the Sub-Charter, documented by copies of the relevant invoices; and

(c)	Up to USD ***** for Owner’s reasonable and documented costs and expenses incurred by Owner in connection with or related to (i) GNLS, the Project and/or Sub-Charter and /or (ii) the negotiation, preparation and completion of this Amendment No. 2 and any other documents related to the Sub-Charter, provided these costs are not already included as operating costs or in the management fee paid for by Charterer to Owner under the Charter.

(d)	MOSS Maritime has been hired as a consultant for the modification work. All costs generated by MOSS Maritime shall be for Charterer’s account. Costs will be closely monitored in cooperation with the Charterer. The Charterer has received and approved the offer given by MOSS Maritime.
EXECUTION VERSION	25

12.	Confirmation

12.1	The Charterer hereby represents, warrants and confirms that the Group Agreement and the Sub-Charter contains provisions:

(a)	expressly acknowledging the existence of the mortgage over the Vessel executed by the Owner in favour of the Mortgagee as Security Trustee for a syndicate of lenders and registered at the Norwegian International Ship Register;

(b)	expressly acknowledging that GNLS’s rights under the Sub-Charter are subject and subordinate to the Owners’ rights under the Charter (with effect that, without limitation, GNLS shall not assert any claim against the Owner or the Vessel by reason of any breach by the Charterer of the Sub-Charter); and

(c)	agreement that GNLS shall not assert any claim against the Owner for wrongful interference with GNLSs’ rights (or any similar or equivalent claim) in respect of any actions taken by the Owner in compliance with the Charter.

12.2	The Charterer hereby represents, warrants and confirms that the Group Agreement shall automatically terminate at the end of the Sub-Charter Period.

12.3	The Charterer confirms, for the avoidance of doubt, that Clause 29(b) of the Charter covers any lien on the Vessel or claim against the Owner asserted by GNLS or FSRU Neptune Uruguay arising out of or in connection with the Sub-Charter or the Group Agreement, or in breach of the provisions of the Sub-Charter referred to in Clause 12.1 or of the provisions of the Group Agreement referred to in Clause 12.2 and the Charterer shall indemnify the Owner against the consequences of (i) any such lien or claim and (ii) any breach by the Charterer of Clause 12.1 or Clause 12.2.

13.	Third party rights

No one who is not a party to the Amendment No.2 shall have any rights under it by reason of the Contracts (Rights of Third Parties) Act 1999 except that the Mortgagee shall have the benefit of and may enforce the provisions of Clause 12 above.

EXECUTION VERSION	26

14.	Law and arbitration

14.1	This Amendment No. 2 shall be governed by and construed in accordance with English law.

14.2	The dispute resolution provisions of clause 53 of the Charter shall apply to this Amendment No. 2 as if set out in full in this Amendment No. 2.

15.	Effective date

This Amendment No. 2 shall be fully effective on the later of the date it is executed by both parties and the date the Mortgagee’s consent is given, as required by the terms of the Owner’s financing documents (and the Owner shall promptly confirm to the Charterer on such consent being given by the Mortgagee). However, Clause 11 of this Amendment No. 2 shall be fully effective starting on 15th September 2013 and include for the avoidance of doubt all costs and expenses generated in relation to the Project prior to the date of this Amendment No. 2.

16.	Miscellaneous

16.1 Adverse Weather Conditions

All operational limits set out in this Clause 16 shall be subject to the results of a maneuvering study to be undertaken and accepted by the port authority at Punta Sayago, the Charterer and the Owner to ascertain the safe operating conditions. In any event, during all maneuvering operations suitable capacity tugs shall be required.

Weather conditions outside the below operating window for the different operating modes shall be considered as “Adverse Weather Conditions”.

	Operation	Item	Limit Value
A.	Maneuvering near the berth and mooring	Maximum current near terminal	0.18 m/s at 320°N
		Maximum wind speed	16 m/s
		Maximum wave height	Hs = 1.25 m
B.	Operational limit LNGC/FSRU : cargo handling (fixed by the LNG arms operating limit)	Maximum current near terminal	0.5 m/s for all directions
		Maximum wind speed	20 m/s (3”average)
		Maximum wave height	Hs=1.25m
C.	Safety limit LNGC: staying at berth with arms connected but without cargo handling (fixed by the LNG arms operating limit)	Maximum current near terminal	0.5 m/s for all directions
		Maximum wind speed	26.7 m/s (3” average)
		Maximum wave height	Hs=1.25m
D.	Safety limit LNGC: staying at berth (fixed by the mooring)	Maximum current near terminal	0.5 m/s for all directions
		Maximum wind speed	40.1 m/s (30” average)
		Maximum wave height	Hs=1.25m

EXECUTION VERSION	27

E.	Operational limit FSRU on eastern side : HP NG transfer (fixed by the HP arm operating limit)	Maximum current near terminal	0.5 m/s for all directions
		Maximum wind speed	25 m/s (3” average)
		Maximum wave height	Hs=1.25m
F.	Safety limit FSRU on the eastern side : staying at berth with HP arm connected but without HP NG transfer (fixed by the HP gas arm operating limit)	Maximum current near terminal	0.5 m/s for all directions
		Maximum wind speed	26.7 m/s (3” average)
		Maximum wave height	Hs=1.50m
G.	Safety limit FSRU on the eastern side : staying at berth disconnected (fixed by the mooring)	Maximum current near terminal	0.5 m/s for all directions
		Maximum wind speed	40.1 m/s
		Maximum wave height	Hs=1.25

“Abnormal Weather Conditions” are weather conditions which are above the values provided in the following table:

Condition	Wind		Waves			Current
	Vel. (kn)	Dir (°)	Hs(m)	Dir (°)	Tz 's)	Vel. (kn)	Dir (°)
1	73	0	0,5	0	3	1	270
2	72	30	0,9	30	3	1	90
3	70	60	0,7	60	3,5	1	90
4	75	90	1,1	90	3,75	1	90
5.a	70	120	2,75	105	5,5	1	90
5.b	80	120	1,5	105	5,5	1	90
6	81	150	1,45	120	5,5	1	90
7	83	180	0,75	120	5,5	1	90
8	84	210	0,75	120	5,5	1	90
9	85	240	0,5	300	4,75	1	270
10	87	270	0,8	300	5	1	270
11	89	300	0,8	300	4,25	1	270
12	89	330	1,15	330	3,75	1	270

16.2 Schedule X: FSRU Gas nomination Procedures to be detailed at a later stage

16.3 Accuracy of Measuring Equipment

For purposes of this Charter, the accuracy of the measuring instrumentation and devices shall be:

•	Cargo tank instrumentation.

Pressure:

EXECUTION VERSION	28

approx. +/- 1%

Temperature:

approx. +/- 0.2 deg C between the range of – 165 deg C to – 145 deg C approx. +/- 0.3 deg C between the range of – 145 deg C to – 120 deg C approx. +/- 1.5 deg C between the range of – 120 deg C to + 80 deg C

Nitrogen flow meter:

approx. +/- 1.35%, based on the orifice type

16.4 Acceptance Test Procedure

EXECUTION VERSION	29

A specific set of performance tests will be carried out during commissioning. These are specified in Appendix 2.

IN WITNESS WHEREOF the Parties have executed this Amendment No. 2 in triplicate as of the date above first written.

For and on behalf of Charterer:	Witness

/s/ Francis Bretnacher	/s/ Gilles Billet
Name: Francis Bretnacher	Gilles Billet
Title: Managing Director	Director

For and on behalf of Charterer:	Witness

/s/ Guy-Hubert De Sola	/s/ Illegible Signature
Name: Guy-Hubert De Sola
Title: Director

For and on behalf of Owner:	Witness

/s/ Marthe Solaas	/s/ Illegible Signature
Name: Marthe Solaas
Title: Attorney-in-fact
Witness
For and on behalf of Owner:

Name:
Title:

EXECUTION VERSION	30

Schedule 1

GAS FORM C

1.1	PREAMBLE

Ship’s name	GDF SUEZ NEPTUNE
Owner	SRV Joint Gas Ltd.
Flag - Registry	NIS
Builder	Samsung Heavy Industries Co., Ltd, Korea
Delivery	30 November 2009
Class

XDet Norske Veritas, + A1Tanker for Liquefied

gas, ship type 2G (Membrane tank, Maximum

pressure 25 kPa, Minimum temperature –

163degC), NAUTICUS (Newbuilding) PLUS-2, CSA-

2, COAT-2, CLEAN E0, F-AMC, ICS, TMON, DYNPOS

-AUT, STL, BIS, NAUT-AW

GRT/NRT
International	97,100
Suez	98,727.21

Is vessel approved?
USCG	Yes
IMO	Yes

1.2 HULL

	Meters	Feet
LOA	283.0611	928,54
LBP	270.04	885.83
Breadth	43.40	142.39
Depth	26.00	85.30
Keel to highest point Air draught (folded mast) Assumed ballast draught	55.3 40.4 9.6	181.4 132.5 31.5

EXECUTION VERSION	31

Summer Load Line	12.4 m	Corresponding deadweight	80,857mt
TPC at design draft 11.4 m		100.3 mt/cm

Mean draft with full bunkers and full cargo
Specific Gravity	Mean draft	Corresponding DW
0.47 mt/m^3	11.64 m	73,143 mt

Communication equipment
International call sign	LADV7
Radio station	257356000
Satcom B	764876384 764876385 764876386
- Telephone/telex	+441224347218 (IP) + 47 94508198 (Cell)
- Telefax	764876387
Satcom C Telex	425735610 / 425735611

1.3	MACHINERY

Main Engine
Type	Wartsila: 12V50DF x 3 units Wartsila: 6L50DF x 1 unit
Max Cont.	3 x 11,400 kW + 1 x 5,700 kW
Grade fuel used	Marine diesel oil (ISO 8217:1996, DMB) , Boil-off gas Heavy Fuel Oil (Low Sulphur <1.5% m/m)

EXECUTION VERSION	32

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Other machinery
Propeller	1 Fixed Pitch,
Bow Thrusters	2,000 kW x 2 units 6.6 kV, Controllable Pitch, 4-bladed, Ni-Al-Bronze
Stern Thrusters	1,200 kW x 2 units 6.6 kV, Controllable Pitch, 4-bladed, Ni-Al-Bronze

Speed/Consumption (propulsion power only)
Guaranteed speed (Round trip, Beaufort Force 5)	19.5 knots
Average consumption on guaranteed speed	***** tons MDO/day (main engine) ***** tons HFO/day (main engine)

Fuel consumption (for information only)
Loading:		23 tons/day
Discharging (conventional):		36 tons/day
Anchorage (MDO mode):		8.3 tons/day
Fuel consumption during regasified LNG discharge (for information only)
Regas rate (mmscuf/hr)	120	250	450	500	600	712.5	750
Regas rate (mt/hr)	101	210	378	420	504	599	630
Fuel consumption, NG (mt/day)	*****	*****	*****	*****	*****	*****	*****
Fuel consumption, MDO (mt/day)	*****	*****	*****	*****	*****	*****	*****

Note:

Gas consumption at DF engine(s) and 2 regas boilers based on Low Calorific Value (LCV) of 49,900 KJ/kg

Diesel oil consumption as pilot fuel at DF engine(s) based on Low Calorific Value (LCV) of 42,700 KJ/kg

EXECUTION VERSION	33

Permanent bunkers capacity
HFO	4,311,3 m3	MDO/MGO	1,398,6 m3
		TOTAL	5,719 m3

1.4	CARGO INSTALLATION

Transportable products and respective quantities *)
Tank No.	20 °C 100% M3	-163 °C 98.5 % M3	-163 °C 98.5% MT S.G. 0.47	-163°C 70%H M3	-163°C 70%H m	-163°C 10% H M3	-163°C 10%H m
1	19,375	19,084	8,969	13,192	19.275	1,488	2.754
2	41,882	41,254	19,389	31,222	19.268	3,944	2.753
3	41,883	41,255	19,390	31,221	19.265	3,944	2.752
4	41,897	41,269	19,396	31,234	19.270	3,946	2.753
Total	145,037	142,862	67,145	106,869		13,322

 (Please Note that Heights and Volume for 10 % and 70% of Tank Height were calculated from Cargo Tank Gauging Tables) ( off 100% range of the tank )

*) Approx. figures per 1 July 2009 based on a cargo specific gravity of 470 kg/m^3

The cargo tank system is GTT Mark III, reinforced to all cargo tank area except tank bottom in accordance with GTT document N500 CR009.

Scantlings of the cargo tanks are based on a maximum density of cargo of 500 kg/m3.

Tank working pressure
Maximum pressure	25 kPa gauge
Minimum pressure	-1 kPa gauge
Minimum temperature acceptable in tanks	-163ºC

Acceptable cargo filling levels
Lower criteria	Below 10% of cargo tank height
Upper criteria	Above 70% of cargo tank height

EXECUTION VERSION	34

Loading & discharging time for LNG	12 hours, excluding time for connecting, disconnecting, cooling down, topping up and custody transfer measurement

1.5	CARGO MACHINERY

Cargo pumps	1,700 m^3/h @155 mlc x 8 units
Cargo pump location	2 in each cargo tank
Max permissible specific gravity	500 kg/m
Time for discharging full cargo using all cargo pumps against no backpressure	12 hours, excluding time for connecting, disconnecting, cooling down, topping up and custody transfer measurement
Unpumpable cargo volume	491 m3
Heel LNG for cooling down	500 m^3
Fuel LNG for ballast voyage	3,300 m^3
Cargo remaining onboard in cargo tanks after completion pumping	3,841 m^3
Spray pumps	50m^3/h @145 mlc x 4 units
Fuel Gas Pumps	40m3/h@215mlc x 2 units Located in tank No. 3 and 4
Emergency cargo pump/ LNG Feed Pump	650m^3/h @155 mlc x 3 units Located in tank No. 2, 3 and 4

High duty cargo compressor	32,000 m^3/h x 2 units
Low duty cargo compressor	4,350 m^3/h x 2 units
Nitrogen plant	120 Nm^3 x 2 units
Inert gas plant	14,000 Nm^3/h x 1 unit

EXECUTION VERSION	35

Composition of inert gas
Carbon dioxide, CO2	Max 14% by volume
Oxygen max., O2	1.0% by volume
Carbon monoxide max. ; CO	100 ppm
HC	0%
Soot	Bacharach 0
Sulphur oxides max., Sox	10 ppm
Nitrogen oxides max. ; NOx	100 ppm
Remainder	N2, H2, Air
Dewpoint	-45ºC at atm.
Grade fuel used	DMA: ISO 8217
Discharge pressure	Max. 25 kPaG

State if any shore supply of liquid nitrogen may be required NO
May be required for purging of tanks and insulation spaces
What quantity?

Gas freeing
Can this operation be carried out at sea?	Yes

Heaters
Cargo Vapor Heater (warm-up)	16,939 kg/h x 2 units (-117ºC to 0ºC)
Cargo Vapor Heater (boil-off)	4,621 kg/h x 2 units (-140ºC to 45ºC)

Guaranteed boil-off rates
Laden condition	0.16% / 24h
Ballast condition	0.10% / 24h

Fuel Gas Vaporizers
LNG vaporizer	23,970 kg/h x 1 unit
Forcing vaporizer	5,800 kg/h x 1 unit

EXECUTION VERSION	36

1.6	MEASURING APPARATUS

	Type and location	Number
Primary level gauge system Secondary level gauge system	Radar sensor, top of each tank Radar sensor	4 4
Cargo temperature	Temperature Sensor; Vapor space at liquid dome + Liquid space (0,10,50,95%) on tank bottom and pump column	40 2 x 5 in each tank
Absolute pressure transmitter	Vapor dome of each tank	4

1.7	CARGO LINES

Is vessel fitted with midship manifolds	Yes, 2
Distance from cargo manifold to stem (FP)	132 m
Distance from manifold to stern (AP)	138 m
Height cargo manifold above deck	4.8 m
Height manifold above working platform	1.4 m
Height cargo manifold above waterline when light	21.2 m
Height cargo manifold above waterline when loaded	19.4 m
Distance manifold from ship’s rail	3.15 m
Distance between loading and vapor return connections	3.0 m
Is vessel fitted with stern discharge	No
Is vessel fitted with fore discharge	No

Dimension of lines
	Diameter	Flange size
Liquid	400 mm	16”
Vapour Line	400 mm	16”

EXECUTION VERSION	37

What reducers onboard
Number	Diameter	Pressure rating
3	16”/12”	10 kg/cm^2

1.8	LNG REGASIFICATION SYSTEM

Liquid inlet conditions: Pressure Temperature Liquid volume flow Composition (mass %)	5 bara -160ºC (256ºF) 479.8 m^3/h x 3 units Typical Trinidad composition as given in Appendix I to Schedule 1, para 11 (c)
Gas outlet condition: Volume Pressure Temperature	250 mmscuf/day x 3 units 105 bar 10 ºC
Capacity	210,000 kg/hr x 3 units
LNG booster pump number	6 units
LNG booster pump discharge pressure	120 bar
LNG booster pump suction pressure	5 bar
LNG booster pump temperature	-160°C

EXECUTION VERSION	38

Steam pressure from boilers (saturated)	28 kg/cm^2

LNG/brine Shell & Tube Heat exchanger	3 units
Steam/brine PCHE	3 units Separate steam and condensate section each unit
Brine circulation pump	680 m^3/h x 6 units

1.9	GAS METERING SYSTEM

Ultrasonic Gas Metering System	Ultrasonic gas flow meters x 2 units Pressure transmitters x 2 units Temperature transmitters x 2 units
Gas Analyzer System	Sample probe x 2 unit Gas chromatographs x 2 units Supplementary Gas Chromatograph x 1 unit Analyzer cabinet x 1 unit
Metering Control System	Metering cabinet x 1 unit Flow computers x 2 units Supplementary flow computers x 2 units

1.10	BALLAST SYSTEM

Pumps	Particular
No.	Three (3)
Type	Vertical single stage, centrifugal
Prime mover	Electric motor
Discharge rate	2,500 m3/h
Total head	30 mwc (S.G.: 1.025)

EXECUTION VERSION	39

1.11	ODORANT INJECTION SYSTEM

Odorant	Mercaptan Mixture
Injection Rate	1.0lb/mmscf
Injection Pumps	2 x 100%
Injection Controllers	2 x 100%
Injection Point	1
Storage Tank

1.12	LIFTING DEVICE

Location	Aft	Amidships	fwd
	STB and Port	Manifold area Stb and Port	Regas and STL area
Number and lifting capacity	1 x 15 mt SWL (STB) 1 x 5 mt SWL (Port)	2 x 12 mt SWL	1 x 10 mt SWL (Hs < 0.5m) 1 x 8 mt SWL (Hs < 1.0m)
Max. distance from ship’s side of lifting hook	5 m	5 m	6 m

EXECUTION VERSION	40

Appendix 1

(Preliminary) Description of Modification Work

1.	High Pressure Gas Manifolds

4 pcs DN400 high pressure gas manifolds will be installed with automatic valves, two each side (one as a forward extension of existing cargo manifold and one further forward). The valves will have automatic closing functionality from the existing ESD system.

The piping for the high pressure gas manifolds will be routed from gas send out from regasification plant to the high pressure manifolds via T-piece and 1 pcs manual valve in order to select whether to send gas to shore manifolds or via turret. If gas is sent to high pressure gas manifolds, the turret will be blinded with 1 pcs spectacle flange. A manual valve is also installed on the starboard side of gas export crossover to port side to allow segregation.

New pressure transmitters are installed in each new port/stb. main HP export pipe, and separately on shore side of each new HP manifold.

New walkway across transversal HP Gas line between starboard to port side will be provided.

Two new Davits/Cranes to be installed on forward HP Gas Export Platforms in order to lift down FMC valve to Upper Deck. Crane Capacity 3 tonnes at 2 m. arm.

See general arrangement drawing for the high pressure manifolds (3797-MM-ZD-101-001 General Arrangement), HP Gas Line Piping Arrangement (3797-MM-PD-355-001, Manifold Platforms (3797-MM-ND-263-001 to 004 HP Manifold Platforms,) P&ID Gas Export System (3797-MM-PD-900-003), material list (TBC) and valve list for same (37979-MM-PB-900-001 Actuated valves datasheets LNG and NG system).

2.	Segregation of Individual Regasification Skids, existing units

In order to allow maintenance on individual skids without interrupting regas operation, approximately 25manual valves and spectacle flanges will be installed on each regas skid. In addition, one manual valve and a drain line will be installed to allow draining and purging of isolated skids back to cargo tanks.

See P&ID for regasification plant (3797-MM-PD-900-006 P&ID REGASIFICATION PLAN) and valve list for same (similar as for Sister Vessel: Valve List Redundancy Upgrade Rev05.xlsx).

EXECUTION VERSION	41

3.	Installation of Low Capacity Regas Pump Skid.

A pump skid with three small capacity booster pumps will be installed to reduce minimum regas capacity down from approximately 60mmscf/d to 11 mmscf/d. Each pump has a maximum capacity of 22 mmscf/d. The three booster pumps are installed in a separate skid on the forward port side, forward of the glycol storage tank. The three pumps are interconnected to the three regas skids, downstream the existing booster pumps. The new pumps will be installed with same segregation philosophy as with the existing regas skids in order to allow in service maintenance.

The reduced gas flow through the vaporizers will also require reduced heat input from the steam/glycol system, hence additional smaller capacity steam inlet control valves are installed in parallel with existing control valves on each regas skid.

New Electrical Steam Boiler with low steam generation capacity to be installed in Boson Store forward, if not existing Boiler burners can be downgraded sufficiently in order to reduce fuel gas cost.

Cryogenic spill protection with drainage down to sea level will be incorporated in order to ensure safety.

One new CCTV camera will be installed to allow video monitoring of Pump Skid area.

Existing Glycol Tank has to be relocated in order to provide access to Pump Skid.

See P&ID for regasification plant ( P&ID - LNG low send-out pump skid - Neptune Pump Skid (01-DRAWING - 1347730 - 1 - 02) - 1.PDF) and valve list for same (Copy of Valve list - Neptune pump skid (01-LIST - 1349306 - 1 - 02) - 1.PDF).

4.	Increase Redundancy on Key Components of the Regasification Plant

Control of LNG inlet to suction drum: 2 pcs automatic valves, 4 pcs block valves and 8 pcs bleed valves.

Control of vapour return from suction drum: 2 pcs automatic valves, 4 pcs block valves and 4 pcs bleed valves.

Control of gas supply to suction drum: 1 pcs automatic valve, 4 pcs block valves, 2 pcs spectacle flanges and 10 pcs bleed valves.

Pressure relief from suction drum to safety header: 1 pc safety relief valve, 4 pcs block valves and 2 pcs bleed valve.

Pressure relief valve from LNG inlet on suction drum to safety header: 2 pcs block valves and 1 pcs bleed valve.

EXECUTION VERSION	42

Pressure relief valve from suction drum drain line to safety header: 2 pcs block valves and 1 pc bleed valve.

Pressure relief on gas supply to suction drum from gas export system: 1 pce safety relief valve, 4 pcs block valves and 2 pcs bleed valves.

See P&ID for regasification plant (3797-MM-PD-900-005) and valve list for same (Valve List Redundancy Upgrade Rev05.xlsx).

5.	Installation of High Pressure Gas Compressor

A high pressure gas compressor (“HP Compressor”) will be permanently installed in order to deliver any excess boil off gas to shore via export line. The compressor skid will be installed forward of the cargo compressor room on starboard side. The suction pressure will be 1,15 bara and delivery pressure up to 100 bara with a rated capacity of 5 tons/hr.

Two new CCTVs will be installed to allow video monitoring of major areas in HP Compressor unit. The cameras will be relocated from the SRV system.

See P&ID for cargo system (3797-MM-PD-900-006 P&ID REGASIFICATION PLAN).

6.	Upgrade of Cargo Control-, ESD- and SSL Systems

Install new process and control cabinet for the HP compressor. Provide new software, safety functionality, mimic screen pictures, etc.

Integrate operation of the new booster pumps skid within the existing IAS.

Provide various hardware and software changes for the existing regas units.

Control and feedback of additional valves need to be incorporated in the control system.

Feedback from additional pressure transmitters will be incorporated in the control system.

Isolation of individual components/systems, e.g. isolate individual skids to prevent alarms during maintenance.

Ensure cargo loading and gas production can run simultaneously.

Incorporate new safety functionality according to revised C&E diagram within the existing ESDS system for high pressure manifold valves.

EXECUTION VERSION	43

Prepare system for site-specific communication and data information exchange via Ship-Shore Link.

7.	Installation of Customer equipment on bridge

The Jetty is planned to be un-manned when gas export only is in progress from the FSRU. During these periods, remote control will be arranged from a separate Jetty control centre located in aft Stb. corner of the Wheel House. This area will then be integrated into the existing FSRU cargo control room.

Among equipment that will be installed in the new Jetty control centre, the following items can be mentioned. All items are supplied by Owner/Jetty operator:

•	Monitors for remote indication of jetty status. The monitors are interfaced towards the jetty DCS.
•	CCTV monitors for indication of jetty views
•	Mooring system with monitor for indication of loads in jetty mooring hooks
•	Hot line telephones
•	OPC cabinet for interface purposes of Jetty and FSRU control and monitoring systems

Conversion work.

Installation of Jetty OPC cabinet

8.	Sea Water Cooling System Upgrade

Marine growth prevention system upgraded to ten (10) times capacity for efficient marine growth prevention at low salinity.

Installation of manual valves, re-arranged and added piping in engine room, allowing any of the general service pumps to be used for sea water cooling and back flushing of atmospheric condenser for regasification boilers.

Installation of new FW Cooling Pumps for HP Compressor, including new piping to HP compressor cooling..

Installation of 3x50% regas capacity strainers to prevent mud and silt entering the sea water cooling system.

See piping diagram for engine room (3797-MM-LD-722-001), Sea Water Pumps and Filters (3797-MM-LD-721-005).

EXECUTION VERSION	44

Appendix 2

Site Acceptance Tests and Performance Tests at Delivery Point with the Vessel

A.	Site Acceptance Tests (SAT) to be performed during the Commissioning Period

1.1.	Site Acceptance Test (SAT) - Unloading transfer rate between the LNGC and the Vessel

The transfer rate will be limited to max. 4 000 m3/h through the unloading arms L-131A/B located on the jetty at LNGC side and into the FSRU through the loading arms L-121A/B located on the jetty at FSRU side, loading rate to be adjusted taking into account the send-out and the fuel gas consumption required for the close loop system and the design capacity of the CGU and the steam dump. This reduced maximum transfer rate is caused by the limited capacity of the boil-off handling system installed on board of the Neptune vessel, which has been designed as a SRV intending to download her cargo in some days into the grid.

Purpose of this unloading transfer rate test is to confirm the 4 000m3/h transfer rate could be reached in stable mode.

1.2.	Site Acceptance Tests (SAT) – nominal send-out capacity

The nominal send-out of 10 Mm3 (st)/day in (N+1 configuration) will be checked during the performance tests on site during 3 periods of 2 hours, at nominal pressure of 100 barg in stable conditions (average value of the 3 performance tests) and at temperature of minimum 5°C temperature at the outlet FSRU HP gas manifold. Detail procedure will be developed to define the operating conditions of the performance test.

1.3.	Site Acceptance Tests (SAT) – Guaranteed fuel consumption

The ramp-up from 0,3 Mm3 (st)/day up to 10 Mm3 (st)/day will be checked on site with associated fuel consumptions for guaranteed points without LNG loading (0,3; 0,6; 1; 3; 5; 10 Mm3 (st)/day), in stable conditions and as per an agreed procedure to be developed during the detail design between the FSRU provider and the Charterer.

Site Acceptance Tests are scheduled with the intention to be performed within one week to avoid delay in the deliverance of the provisional acceptance test certificate.

Detailed Commissioning Period, scopes and procedures and the exact required duration covering Site Acceptance Tests shall be discussed and developed between the Owner and the Charterer.

EXECUTION VERSION	45

Performance tests described in paragraph B of this Appendix 2 (“Performance Tests”) will be conducted in order to demonstrate proper operation of the Vessel’s Regas facilities in different operating mode.

B.	Performance Tests required by the Charterer

Additional Performance Tests will be performed at Charterer’s request after the completion of the Site Acceptance Tests, in order to check the proper operation of the various pumping and regasification systems all together and in various combinations.

In particular, the minimum sendout of 0.3 MSm3/d, with and without the HP compressor; will be tested during such Performance Tests.

Period, scopes and procedures shall be discussed between the Owner and the Charterer and shall be submitted by the Owner for Charterer’s approval.

EXECUTION VERSION	46

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Appendix 3

Technical availability

The Owner shall implement a process to record the status of the Critical Equipment and of the Major Equipment and report such status on the shift log at the end of each shift. Each such shift log shall be consolidated into one log for each Gas Day (the “Consolidated Shift Log”). This Consolidated Shift Log will be used to determine the unavailability of each item of Critical Equipment for such Gas Day. Any unavailability of one item of Critical Equipment below N shall be considered as an event of "Technical Unavailability" as shown in the Consolidated Shift Log for the applicable Gas Day.

In addition, the Owner shall implement a process to regularly check the recorded technical availability of the regasification of LNG and the transfer of high-pressure natural gas, as stated in (a) above, through the testing of the Critical Equipment on a rotating schedule ("Rotary Verification Tests"), as well as the testing of the Guaranteed Nominal Regas Capacities.

The sequence and frequency of Rotary Verification Tests in respect of the Critical Equipment shall be based on and conducted in accordance with the Master Maintenance and Repair Plan. The intention is to rotate the running equipment and to get evidence that all equipment is able to perform the services. The rotation cycle will be of maximum two (2) months for a complete cycle.

For each Verification Test, the procedure shall take into account, but not be limited to, equipment running hours, mandatory Classification Society survey requirements, cargo system containment and equipment manufacturer’s maintenance recommendations, spare parts inventory and historical data from previous inspections.

The Critical Equipment will be tested without disrupting normal operation of the Vessel, in terms of the schedule, including cargo scheduling, LNG unloading and the Preliminary Gas Nomination Schedule, including Nominated Daily Quantities.

The Owner shall submit to the Charterer for each set of Guaranteed Nominal Regas Capacities Verification Tests the detailed test procedures, including protocols, conditions of acceptance and rejection, and the schedule of such Verification Tests not less than ***** days in advance of such Verification Tests. The Guaranteed Nominal Regas Capacities Verification Tests may be conducted no more than twice in each Contract Year at the Charterer’s request or otherwise at any other time deemed appropriate by the Owner, and if such Verification Tests are requested by the Charterer, the same shall be performed no later than ***** days following the Charterer's request.

The Owner shall issue to the Charterer a reasonably detailed report of each Verification Test, containing a summary of such Verification Test, the raw data, calculations and results thereof within ***** days of the date on which such Verification Test was performed.

EXECUTION VERSION	47

For the avoidance of doubt, actual fuel consumption recorded during the Guaranteed Nominal Regas Capacities Verification Tests shall not be considered in determining a reduction in the Hire Rate as a result of a deficiency in Warranty Fuel Consumption.

If during a Rotary Verification Test an item of Critical Equipment fails, the subsequent unit from the same item of Critical Equipment shall immediately be tested in the test sequence of the Rotary Verification Tests.

EXECUTION VERSION	48

Appendix 4

LNG composition

The range of LNG compositions considered for Normal Performance is indicated in the following table. This range of LNG compositions covers a large range of LNG qualities (excluded: Lybia & Heaviest Algeria).

Typical LNG compositions shown here below and referred to them as design case, Lean LNG and Rich LNG:

	Design Case (Rich Rich Peru)	Lean LNG (Trinidad)	Rich LNG (Algeria)
	Mol %	Mol %	Mol %
Nitrogen	0.5	0.01	0.01
Methane	88.51	96.7	84.19
Ethane	10.64	2.80	11.0
Propane	0.32	0.4	3.15
i-Butane	0.01	0.03	0.6
n-Butane	0.01	0.03	0.8
Pentane	0.01	0	0.25

PHYSICAL PROPERTIES		Design Case (Rich Rich Peru)	Lean LNG (Trinidad)	Rich LNG (Algeria)
Molecular Weight	Kg/kmole	17.7	16.59	19.2
Boiling Temperature	°C	-160.8	-161.2	-159.8
Density at standard conditions	kg/Sm³	0.749	0.702	0.817
Density (LNG)	Kg/m³	456	434.2	479.5
High Heating Value HHV (Volume)	MJ/Sm³	40.3	38.47	43.75
High Heating Value HHV (Mass)	MJ/kg	54.0	54.9	53.85
Wobbe index	MJ/Sm³	52.2	51.32	54.2

Some of these compositions (including the design case) do not respect the High heating value and/or the wobbe index and/or the nitrogen content of the pipeline specification and it is expected that in some operating modes (by running the HP compressors, due to ageing, the gas will be outside the gas pipeline specification requirements (Decreto N° 78/999 del 13/04/1999). Owner takes no liability or responsibility for the discharge gas quality.

EXECUTION VERSION	49

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Appendix 5

Port Safety Requirements

The Charterer warrants that the Vessel will operate in a Designated Port which is a safe Port, meaning a Port which through adherence to international standards and best practice, and under the required operating conditions set out in this Agreement has the facilities, operations and procedures to ensure the safety of the Vessel, its crew and the Port environment whilst at the berth, or maneuvering within the Designated Port limit and its contiguous zone/traffic scheme (existing channel).

Charterer will operate under the requirements imposed by any governmental authority, which requirements must:

-	regulate and control the entry of vessels into Ports, and their stay, movements or operations in and departures from Ports;

-	regulate and control pollution and the protection of the environment within the Port limits;

-	exercise licensing and controlling functions in respect of Port services and Port facilities; and

-	exercise the licensing of the erection and operation of off-shore cargo-handling facilities and services relating thereto.

By 31st December 2014 a Port operations manual must be developed by Charterer. At the latest ***** months before start of the operation, such manual will have been verified by both the Owner and a suitable and mutually agreed independent 3rd party.

The Port operations manual must include at a minimum:

-	a description of the Port;

-	a description of authorisation of different parties;

-	a description of operations, including emergency contract structure (e.g. emergency contact list),

-	a description of communication procedures;

-	environmental operating restrictions;

-	emergency response procedures including emergency departure;

-	pollution control procedures; and

-	appendices covering drawings, regulations and standard forms.

The Port must provide a safe means of transferring all of the Vessel’s waste and oil products to ensure that the Vessel can comply with the International Prevention of Pollution from Ships 1973/78 (MARPOL 73/78) regulations and all subsequent amendment whilst in Port.

The Port must comply with the relevant sections of the 2004 International Ship and Port Facility Security Code (ISPS) as amended from time to time.

EXECUTION VERSION

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

The Port must be provided with suitable Fi-Fi 1 rated standby vessels available on continual service at all times whilst the Vessel is at one of the berths. This standby vessel must be capable of towing the Vessel at 3 knots and in Beaufort Force 5 conditions.

The company operating the standby vessel must have experience in LNG operations, fire fighting response, and oil pollution response. It must also comply with all applicable and necessary design, procedural and operational regulations.

An exclusion zone to all vessels and non-authorised Port vessels must be in operation around the Vessel when operating as an FSRU. Various levels of response and control by the Charterer must be agreed for ships coming within other specified distances of the Vessel at the Port. These distances must be developed based upon the risk of incident and the ability of the Charterer/the passing ship to respond to control actions.

Any pilotage duties must be conducted by suitably qualified harbour pilots who have suitably conducted full mission simulator training of LNG carrier movements and operations in the Designated Port. Charterer will co-operate with Owner to ensure that the form of pilot training is appropriate for the Vessel.

Charterer is to monitor expected weather conditions at the site for ***** days ahead, and inform the Owner and Vessel master of such conditions. In the event that expected weather conditions may result in the Vessel being required to disconnect from the berth, then the Charterer shall cooperate with the Owner to ensure that filling limits inside the Vessels tanks are within the safe fill level specified in Schedule 1.

At all times the Vessel master has the right to take the Vessel to sea at his or her sole discretion if the master at any time considers that remaining at berth is or will become unsafe and the Vessel master will give notice thereof to Charterer as soon as reasonably practicable. During this period the Vessel will remain on hire and will not be considered as non-performing or under performing for purposes of paragraph 12 of Schedule 1 to Schedule I, or any other provision of this Agreement.

EXECUTION VERSION	51

Appendix 6

Discharge Performance Certificate

[date]

Discharge Performance Certificate

Reference is made to Clause 27 (Performance) (b) (ii) of the Time Charterparty dated 20 March 2007 (as amended) (the “Charter”) and made between SRV Joint Gas Ltd. as owner (the “Owner”) and GDF SUEZ LNG Supply SA as charterer (the “Charterer”).

Terms defined in the Charter shall have the same meaning when used in this certificate unless given a different meaning herein.

On [date] the Actual Discharge Rate was [reduced] [increased] from [ ] MMScf/day to [ ] MMScf/day during regasification of LNG and has been in operation for three (3) periods of at least eight (8) hours. As of [date] such [reduced] [increased] Actual Discharge Rate, being [ ] MMScf/day, shall be the [Lowest Performance] [Normal Performance].

For and on behalf of Owner	For and on behalf of Charterer

Name:	Name:
Title:	Title:

EXECUTION VERSION